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                                                                    EXHIBIT 23.3


                        CONSENT OF INDEPENDENT AUDITOR


As Independent auditor for Hyde's Stay In Touch, Inc., I hereby consent to the use of my report and to the references to me included in or made part of this registration statement.

James N. Rachel

/s/ James N. Rachel
Shreveport, Louisiana
June 26, 1998